Exhibit 10.10

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2009 by and between SPANSION LLC, having its principal place of business at 915 DeGuigne Drive, Sunnyvale, California 94088-3453, U.S.A. (“Spansion LLC”), and SPANSION JAPAN LIMITED, having its registered place of business at 2, Takaku-Kogyodanchi, Aizuwakamatsu-shi 965-0060, Japan (“Spansion Japan”).

It is hereby agreed as follows:

1. Spansion LLC shall provide timely forecasts and binding purchase orders to Spansion Japan sufficient for Spansion Japan to meet the minimum purchase commitments of Spansion Japan to Fujitsu Microelectronics Limited (“FML”) and/or its affiliates under the Amended and Restated Foundry Agreement dated September 28, 2006 by and between Spansion LLC, Spansion Japan, FML, Spansion, Inc., and Spansion Technology, Inc., and as amended, including Amendment No. 3 dated June 30, 2009 (the “Amendment”) (the Amended and Restated Foundry Agreement as amended, the “FSET Foundry Agreement”), which is attached hereto as Exhibit A. In the event Spansion LLC fails to satisfy its obligations under this Article 1, Spansion LLC shall (a) promptly negotiate with FML a reduction of the relevant minimum purchase commitment(s) of Spansion Japan to FML and/or its affiliates under the FSET Foundry Agreement prior to the end of the relevant quarter(s) for compliance therewith, and (b) if such negotiation is unsuccessful, promptly indemnify Spansion Japan for any amounts owed by Spansion Japan to FML as specified in Sections 2.2 and 2.3 of the FSET Foundry Agreement, and Exhibit J of Amendment No. 2 to the FSET Foundry Agreement (or any amendment or supplement thereto).

2. Spansion LLC hereby acknowledges that , in addition to the purchase price of the foundry products that Spansion Japan must pay to FML under the FSET Foundry Agreement, Spansion Japan will incur additional costs in the course of purchasing such products from FML and selling them to Spansion LLC such as administrative costs and logistics costs. Spansion LLC hereby agrees to reimburse Spansion Japan for such reasonable additional costs indirectly by paying for such costs as a component of the purchase price of the foundry products to be paid to Spansion Japan pursuant to the Second Amended and Restated Foundry Agreement dated March 30, 2007 and executed by and between the parties hereto (such agreement as amended, the “Spansion Foundry Agreement”). However, if the parties mutually determine that such indirect reimbursement is not possible or practical, then such additional costs shall be reimbursed to Spansion Japan by Spansion LLC directly within 30 days from receipt of an invoice therefor together with supporting documentation as may be reasonably requested by Spansion LLC.

3. Articles 1 and 2 of this Agreement shall be wholly restated in the amendment agreement that will be executed between the parties hereto concerning the Spansion Foundry Agreement.

4. This Amendment shall become effective as of the date hereof subject to the approval of (i) the Boards of Directors or Trustee of the parties, as applicable, (ii) the Tokyo District Court in connection with the corporate reorganization proceeding of Spansion Japan, if required, and (iii) the relevant creditors of Spansion LLC in connection with the corporate reorganization proceeding of Spansion LLC, if required.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed and executed on the date and year first above written.

SPANSION LLC

By:	/s/ John Kispert

Name:	John Kispert

Title:	President & CEO

SPANSION JAPAN LIMITED

By:	/s/ Masao Taguchi

Name:	Masao Taguchi

Title:	Trustee

Exhibit A

Spansion Japan Minimum Product Volume Commitments

2Q2009	3Q2009	4Q2009	1Q2010	2Q2010	3Q2010	4Q2010	1Q2011	2Q2011
24,000	35,000	35,000	27,000	15,000	15,000	15,000	6,000	6,000

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